Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated November 23, 2009, with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of American Italian Pasta Company and subsidiaries on Form 10-K for the year ended October 2, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of American Italian Pasta Company on Forms S-8 (File No. 333-52315, effective May 11, 1998, File No. 333-57411, effective June 22, 1998, File No. 333-58778, effective April 12, 2001, File No. 333-115531, effective May 14, 2004, File No. 333-123436, effective March 18, 2005, and File No. 333-153238, effective August 28, 2008).

/s/ Grant Thornton LLP

Kansas City, Missouri

November 23, 2009